EXHIBIT 4(c)

                                 PROMISSORY NOTE

$5,900,000.00                                                       May 29, 1997
Due Date: May 31, 2006                                    Minneapolis, Minnesota


         FOR VALUE RECEIVED, GRIST MILL CO., a Delaware corporation ("Maker") promises to pay to the order of COMMERCE MORTGAGE COMPANY, A DIVISION OF COMMERCE FINANCIAL GROUP, INC., a Minnesota corporation ("Payee") or its assigns, at its office located at 8400 Normandale Lake Boulevard, Suite 980, Bloomington, Minnesota 55437, or such other place as may be designated from time to time by the holder hereof, in lawful money of the United States of America, the principal sum of FIVE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,900,000.00), or the unpaid principal balance outstanding from all sums advanced against this Note, whichever amount is less, together with interest thereon as hereinafter provided.

         1. Interest shall accrue on the principal balance hereof as follows:

                  (a) Commencing on the date hereof to and including May 31, 2000, interest shall accrue on the outstanding principal balance hereof at the rate of eight and six-hundred twenty-five thousandths percent per annum (8.625%);

                  (b) Commencing on June 1, 2000, to and including May 31, 2003, interest shall accrue on the principal balance hereof at a fixed rate per annum, which rate shall be equal to (i) the then-Three Year Treasury Base Rate (as hereinafter defined); plus (ii) two and ten one hundredths percent (2.10%); and

                  (c) Commencing on June 1, 2003, to and including May 31, 2006, interest shall accrue on the principal balance hereof at a fixed rate per annum, which rate shall be equal to (i) the then-Three Year Treasury Base Rate; plus (ii) two and ten one hundredths percent (2.10%)

         As used herein, the Three Year Treasury Base Rate shall mean the average yield rounded up to the nearest one-eighth percent (.125%) of the yield on U.S. Treasury Notes having a maturity (as of the date such yield is calculated) closest to three years, as determined by Lender from the Federal Reserve Board Release H.15 (519) (or from such other appropriate source determined by Lender if such Release is no longer published) on the twenty business days immediately preceding the day on which the interest rate is scheduled to be adjusted hereunder.

         2. Maker shall pay the principal of this Note and interest thereon as follows:

                  (a) On the first day of June, 1997, there shall be due and Maker shall pay interest accrued from the date hereof to and including May 31, 1997;

                  (b) On the first day of each month, commencing on July 1, 1997, to and including June 1, 2000, there shall be due and Maker shall pay monthly installments of principal and interest in the amount of $58,972.00, which shall be the amount that would

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         be required to amortize the principal balance of this Note over a term ending May 31, 2012;

                  (c) On the first day of each month, commencing on July 1, 2000, to and including June 1, 2003, there shall be due and Maker shall pay monthly installments of principal and interest, each of which shall be in an amount equal to the amount that would be required to amortize the then-remaining principal balance of this Note (taking into account any permitted partial prepayment made pursuant to Paragraph 3 of this
         Note) over a term beginning June 1, 2000, and ending May 31, 2012, together with interest accruing thereon at the applicable rate as provided above;

                  (d) On the first day of each month, commencing on July 1, 2003, to and including June l, 2006, there shall be due and Maker shall pay monthly installments of principal and interest, each of which shall be in an amount equal to the amount that would be required to amortize the then-remaining principal balance of this Note over a term beginning June 1, 2003, and ending May 31, 2012, together with interest accruing thereon at the applicable rate as provided above.

         On May 31, 2006, the Maturity Date, the entire remaining principal balance of this Note, together with any accrued, unpaid interest, shall be due and payable in full.

         3. Maker may prepay this Note in full, but not in part, at any time by giving Payee sixty (60) days prior written notice. At any time of prepayment, and in consideration of Payee's willingness to accept such prepayment, Maker shall pay, in addition to the then outstanding principal balance plus accrued unpaid interest, a prepayment premium in an amount equal to:

                  (a) to and including May 31, 2000, an amount equal to two percent (2%) of the then-outstanding principal balance of the Loan; and

                  (b) after May 31, 2000, to and including May 31, 2003, an amount equal to one percent (1%) of the then-outstanding principal balance of the Loan; and

                  (c) after May 31, 2003, this Note may be prepaid in full at any time without payment of any prepayment premium.

         Notwithstanding the foregoing, and provided Maker is not then in default under this Note or under any other agreement evidencing or securing this Note, Maker may prepay up to Three Million and no/100ths Dollars ($3,000,000.00) of the loan evidenced by the Note without premium or other payment provided such prepayment is made between April 1, 2000 and May 31, 2000. Any such partial prepayment shall be applied to this Note in the inverse order of maturity.

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         4. Interest charges will be calculated on amounts advanced hereunder on the actual number of days said amounts are outstanding. Such interest shall be computed on the basis of a year comprised of 360 days, but charged for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable. Payments under this Note shall be applied initially against accrued interest and escrow charges, if any, and thereafter in reduction of principal.

         5. This Note is secured, inter alia, by that certain Mortgage, Security Agreement and Fixture Financing Statement of even date herewith between Maker as mortgagor and Payee as mortgagee, covering certain real property in the County of Dakota, State of Minnesota, as described therein (the "Mortgage").

         6. Maker acknowledges that if any payment required under this Note is not paid within ten (10) days after the same becomes due and payable, Payee will incur extra administrative expenses (i.e. in addition to expenses incident to receipt of timely payment) in connection with the delinquency in payment. Because, from the nature of the case, the actual damages suffered by Payee in incurring such extra administrative expenses would be impracticable or extremely difficult to ascertain, it is agreed that three percent (3%) of the amount of the delinquency payment shall be the amount of damages to which the Payee is entitled, upon such breach, in compensation for such extra administrative expenses. Therefore, the Maker shall, in such event, without further notice, pay to Payee liquidated damages in the amount of three percent (3%) of the amount of such delinquent payments. The provisions of this paragraph are intended to govern only the determination of the above-described damages in the event of a breach in performance of the obligation of Maker to make timely payments hereunder. Nothing in this Note shall be construed as an express or implied agreement by Payee to forbear in the collection of any delinquent payment, or be construed as in any way giving the undersigned the right, express or implied, to fail to make timely payment hereunder, whether upon payment of such damages or otherwise. The right of Payee to receive payment of such liquidated damages, and receipt thereof, are without prejudice to the right of Payee to collect such delinquent payments and any other amounts required to be paid hereunder or under any security for this Note or to declare a default hereunder or under any security for this Note.

         7. Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, protest or notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further security or the release of any security for this Note, all without in any way affecting the liability of Maker and any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment thereof, made by agreement by Payee with any person now or hereafter liable for the payment of this Note, shall affect the original liability under this Note of the undersigned, even if the undersigned is not a party to such agreement.

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         8. Any Event of Default under the Mortgage shall constitute an Event of
Default under this Note.

         Upon the occurrence of an Event of Default, in addition to any other rights or remedies Payee may have at law or in equity, Payee may, at its option, without notice to Maker, declare immediately due and payable the entire unpaid principal sum hereof, together with all accrued and unpaid interest thereon plus any other sums owing at the time of such Event of Default pursuant to this Note, the Mortgage or any other document evidencing and/or securing the loan evidenced by this Note.

         The failure to exercise the foregoing or any other options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same event or any other event. The acceptance by the holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time.

         9. Maker agrees to pay all expenses for the preparation of this Note, including exhibits, and any amendments to this Note as may from time to time hereafter be required, and the reasonable attorneys' fees and legal expenses of counsel for Payee from time to time incurred in connection with the preparation and execution of this Note and any document relevant to this Note, any amendments hereto or thereto, and the consideration of legal questions prompted by actions or inactions of Maker and relevant hereto and thereto. Maker agrees to reimburse Payee upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) in connection with Payee's enforcement of the obligations of the Maker hereunder or under the Mortgage or any other document relevant hereto or thereto, whether or not suit is commenced including, without limitation, attorneys' fees and legal expenses in connection with any appeal of a lower court's order or judgment. The obligations of the Maker under this paragraph shall survive for a period of six months after any termination of this Note, the Mortgage, and any other document relevant hereto or thereto.

         10. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Maker may not assign or transfer its rights hereunder without the prior written consent of the Payee, except in connection with a bona fide corporate reorganization to which the surviving corporation assumes all of Maker's obligations under this Note and the Mortgage. In connection with the actual or prospective sale by the Payee of any interest or participation in the loan obligation evidenced by this Note, Maker hereby authorizes the Payee to furnish any publicly available financial information concerning the Maker or any of its affiliates, however acquired, to any person or entity.

         11. This Note shall be governed by and construed according to the laws of the State of Minnesota. Maker hereby irrevocably submits to the jurisdiction of any Minnesota State court or Federal court over any action or proceeding arising out of or relating to this Note, and Maker

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hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State or Federal court. Maker hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Minnesota State or Federal court.

         12. The invalidity or unenforceability in particular circumstances of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this instrument shall be affected thereby.

         13. Maker and Payee agree that no payment of interest or other consideration made or agreed to be made by Maker to Payee pursuant to this Note shall, at any time, be in excess of the maximum rate of interest permissible by law. In the event such payments of interest or other consideration provided for in this Note shall result in an effective rate of interest which, for any period of time, is in excess of the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied to the unpaid principal balance and not to the payment of interest; if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted by Payee to Maker, and Maker hereby agrees to accept such remittance. This provision shall control every other obligation of the Maker and Payee relating to this Note.

                                        GRIST MILL CO.

                                        By: /s/ Daniel J. Kinsella
                                            ----------------------------------
                                                   Daniel J. Kinsella
                                                     Grist Mill Co.
                                                    Vice President
                                                Chief Financial Officer

                        MORTGAGE, SECURITY AGREEMENT AND
                          FIXTURE FINANCING STATEMENT

         THIS MORTGAGE, SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT (the "Mortgage") dated as of the 29th day of May, 1997, by and between GRIST MILL CO., a Delaware corporation, whose address is 21340 Hayes Avenue, Lakeville, Minnesota, 55044 (the "Mortgagors"), and COMMERCE MORTGAGE COMPANY, A DIVISION OF COMMERCE FINANCIAL GROUP, INC., whose address is 8400 Normandale Lake Boulevard, Suite 980, Bloomington, Minnesota 55437 (the "Mortgagee");

         WITNESSETH:

         WHEREAS, Mortgagee is making a loan to Mortgagor in the amount of FIVE MILLION NINE HUNDRED THOUSAND AND NO/100ths DOLLARS ($5,900,000.00) for the financing of Mortgagor's manufacturing/warehouse/distribution facility, which is located at 21340 Hayes Avenue in Lakeville, Minnesota; and

         WHEREAS, the loan being made by Mortgagee is evidenced by that certain promissory note of even date herewith between Mortgagor as Maker and Mortgagee as Payee in the sum of Five Million Nine Hundred Thousand and no/100ths Dollars ($5,900,000.00) (the "Note") which Note shall mature on May 31, 2006, subject to acceleration as provided in the Note, and the principal of which Note bears interest as provided therein, which Note is fully incorporated herein by reference; and

         WHEREAS, Mortgagor has agreed to mortgage and grant a security interest in the Mortgaged Property, as herein defined, to secure payment of the Note and its obligations under this Mortgage;

         NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to secure the due and punctual payment of the principal, prepayment premium (if applicable) and interest on the Note and any and all extensions, amendments, renewals and modifications at any time thereof and substitutions at any time therefor, all other sums due and owing on the Note, and the payment of all fees, sums, expenses and advances of Mortgagee made in accordance with the terms of this Mortgage, with interest thereon at the rate equal to that specified in the Note (collectively called the "Indebtedness"), Mortgagor does hereby grant, bargain, sell, convey, release, mortgage, warrant, grant a security interest in and pledge unto Mortgagee, its successors and assigns, forever, the following:

                             A. LAND AND BUILDINGS

         All of its right, title and interest in and to the tracts, parcels and interests in land lying and being in the County of Dakota, State of Minnesota, as legally described in Exhibit A hereto and made a part hereof (the "Land") and the buildings, structures, fixtures constituting real property, annexations and other improvements now standing or at any time hereafter constructed or placed upon the Land (the "Buildings"), including all hereditaments, easements, appurtenances, riparian rights, mineral rights, water rights, rights in and to the lands lying in

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streets, alleys and roads adjoining the Land, estates, and other rights and interests now or hereafter belonging to or in any way pertaining to the Land or Buildings; and

                             B. REVENUES AND INCOME

         All rents, issues, profits, leases, condemnation awards and insurance proceeds now or hereafter arising from the ownership, occupancy or use of the Land or Buildings or any part thereof, and all products and proceeds thereof (the "Revenues and Income"); and

                         C. PLANS, LICENSES AND PERMITS

         All assignable plans and specifications, engineering reports, tests and studies, leases, licenses, permits and approvals, now or hereafter arising with respect to the Land or Buildings or any part thereof, and all products and proceeds thereof (the "Plans, Licenses and Permits").

         TO HAVE AND TO HOLD the Land, Buildings, Revenues and Income and Plans, Licenses and Permits (collectively called the "Mortgaged Property"), together with all privileges, hereditaments and appurtenances thereunto now or hereafter belonging, or in any wise appertaining, and the products and proceeds thereof, unto Mortgagee, its successors and assigns, forever;

         PROVIDED, NEVERTHELESS, that these presents are upon the express condition that if Mortgagor shall pay or cause to be paid the Indebtedness, and if Mortgagor shall duly and punctually perform and observe all of the terms, covenants, agreements and conditions contained in this Mortgage and the Note, then this Mortgage and the estate, right and interest of Mortgagee in and to the Mortgaged Property shall cease and be and become void and of no force and effect, and shall be satisfied and released of record at mortgagor's expense; otherwise this Mortgage shall remain in full force and effect.

         Mortgagor and Mortgagee further agree as follows:

                                   ARTICLE I

                  GENERAL COVENANTS, AGREEMENTS AND WARRANTIES

         Section 1.01 Warranty of Title: Permitted Encumbrances. Mortgagor covenants, represents and warrants that (a) it is the lawful owner of and has good right and lawful authority to grant, bargain, sell, convey, release, mortgage, grant a security interest in, and pledge the Mortgaged Property as provided herein, except for any plans and specifications title to which is vested, by contract or applicable law, in the architect or other professional that prepared the same (the "Plans and Specifications") (b) it is and will continue to be well and truly seized of good and marketable title to the Mortgaged Property, except for such Plans and Specifications, (c) the Mortgaged Property except for such Plans and Specifications, is and will remain throughout the term of this Mortgage free and clear of all mortgages, liens, pledges, charges and encumbrances, excepting only the lien of this Mortgage and such Permitted Encumbrances as are listed on Exhibit B attached hereto and made a part hereof, and (d) Mortgagor warrants and

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will defend the title to the Mortgaged Property, except for such Plans and
Specifications, against all claims and demands whatsoever not specifically excepted herein.

         Section 1.02 Payment of Indebtedness; Observance of Terms and Covenants. Mortgagor shall duly and punctually (a) pay each and every installment of principal and interest on the Note and all other portions of the Indebtedness before the termination of any grace period, and (b) perform and observe before the termination of any grace period all of the terms, covenants, agreements and conditions contained in this Mortgage and the Note and all other documents and instruments given as security for the payment of the Note.

         Section 1.03 Validity: Enforceable Obligations. Mortgagor covenants, represents and warrants that (a) the Note, this Mortgage and all other documents and instruments executed and delivered by it in connection with the execution and delivery of the Note have been duly executed and delivered and are valid and enforceable obligations of Mortgagor in accordance with the terms thereof and hereof, and (b) this Mortgage does not, nor does the Note, nor does the performance or observance by Mortgagor of any of the matters or things in this Mortgage provided for, contravene any covenant in any indenture or agreement affecting Mortgagor or any of its properties.

         Section 1.04 Additional Assurances. Mortgagor shall (a) at Mortgagor's written request, do, execute, acknowledge and deliver all and every further act, deed, conveyance, transfer and assurance necessary or proper for the carrying out more effectively of the purpose of this Mortgage and, without limiting the foregoing, for conveying, mortgaging, assigning, and confirming unto Mortgagee all of the Mortgaged Property or property intended so to be, whether now owned or hereafter acquired, including without limitation the preparation, execution and filing of any documents, such as financing statements and continuation statements, deemed advisable by Mortgagee for maintaining its lien on any part of the Mortgaged Property, and (b) pay any and all recording fees, filing fees, mortgage registry tax, stamp taxes or other charges arising out of or incident to the filing or recording of this Mortgage, such further assurances and instruments and the issuance and delivery of the Note.

         Section 1.05 Maintenance and Repairs. Subject to the provisions of
Article III, Mortgagor shall (a) cause the Mortgaged Property and every part thereof to be maintained, preserved and kept in safe and good repair, working order and condition, and will comply with all laws and regulations of any governmental authority with reference to the Mortgaged Property and the manner of using or operating the same, and with all restrictive covenants, if any, affecting the title to the Mortgaged Property, or any part thereof, (b) from time to time make all necessary and proper repairs, renewals, replacements, additions and betterments to the Mortgaged Property and every part thereof so that the value and efficient use thereof shall be fully preserved and maintained And so that all laws and regulations as aforesaid shall be complied with, and
(c) promptly repair and restore the Mortgaged Property and every part thereof which may become damaged or destroyed by fire, casualty or otherwise to their condition prior to any such damage or destruction.

         Section 1.06 Removal of Mortgaged Property. Subject to the provisions of Section 1. 11 hereof, Mortgagor shall not without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, (a) remove the Buildings or any part thereof from the Land, (b)

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except for alterations which in any year do not exceed $100,000 per year in the aggregate, demolish, alter or modify the Buildings or any part thereof nor construct additional improvements on the Land, or (c) abandon or vacate the Mortgaged Property or any part thereof.

         Section 1.07 Payment of operating Costs, Prior Mortgages and Liens. Mortgagor shall pay all operating costs and expenses of the Mortgaged Property and, except for Permitted Encumbrances, keep the same free from mechanics', materialmen's and other mortgages, liens, charges, levy, execution or attachment. Upon request, Mortgagor shall exhibit to Mortgagee satisfactory evidence of compliance with this Section as evidenced by an ownership and encumbrances report, provided that such a report need not be provided more often than once each year.

         Section 1.08 Payment of Taxes. Mortgagor shall (a) pay when due and before any penalty attaches thereto all taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever (other than charges in the nature of income taxes payable by Mortgagee) assessed or charged against or constituting a lien on the Mortgaged Property or any interest therein, upon or against the Note or the Indebtedness or upon or against the interest of Mortgagee in the Mortgaged Property or in the Note or Indebtedness (the "Taxes"), and (b) upon demand furnish to Mortgagee proof of the payment of any such Taxes. In the event of a court decree or an enactment after the date hereof by any legislative authority of any law imposing upon a mortgagee the payment of the whole or any part of the Taxes herein required to be paid by Mortgagor, or changing in any way the laws relating to the taxation of mortgages or debts secured by mortgages or a mortgagee's interest in mortgaged premises, so as to impose such Tax on Mortgagee or on the interest of Mortgagee in the Mortgaged Property, then, in any such event, Mortgagor agrees that it shall bear and pay the full amount of such Tax, provided that if for any reason payment by Mortgagor of any such Tax would be unlawful, or if the payment thereof would constitute usury or render the Indebtedness wholly or partially usurious, Mortgagee, at its option, may, upon 120 days prior notice, declare the entire Indebtedness to be immediately due and payable (but without any prepayment penalty), or pay that amount or portion of such Tax as renders the Indebtedness unlawful or usurious, in which event Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion or balance of said Tax.

         Section 1.09 Contest of Taxes and Liens. Notwithstanding any other provision of this Mortgage to the contrary, Mortgagor will not be required to pay, discharge or remove any Tax, or any lien against the Mortgaged Property or any part thereof, including a mechanic's lien (a "Lien") so long as Mortgagor shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the Tax or Lien so contested and the sale of the Mortgaged Property, or any part thereof, to satisfy the same, provided that Mortgagor shall, prior to the date such Tax or Lien is due and payable, have given to Mortgagee a title insurance indemnity or cash or such other reasonable security as may be required by Mortgagee to insure such payment and interest and penalties thereon and prevent any sale or forfeiture of the Mortgaged Property by reason of such nonpayment. Any such contest shall be prosecuted with due diligence and Mortgagor shall promptly after final determination thereof pay the amount of any such Tax or Lien so determined, together with all interest and penalties thereon, which may be payable in connection therewith. Notwithstanding

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the provisions of this Section, Mortgagor shall (and if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to) pay any such Tax or Lien notwithstanding such contest if, in the reasonable opinion of Mortgagee, the Mortgaged Property, or any part thereof, shall be in jeopardy or in danger of being forfeited or foreclosed prior to resolution of such contest.

         Section 1.10 Protection of Security. Mortgagor shall promptly notify Mortgagee of and appear in and defend any suit, action or proceeding that affects the Mortgaged Property, the Indebtedness or the rights or interest of Mortgagee hereunder. Mortgagee may elect to appear in or defend any such action or proceeding and Mortgagor agrees to indemnify and reimburse Mortgagee from any and all loss, damage, expense or cost arising out of or incurred in connection with any such suit, action or proceeding, including without limitation, all reasonable sums paid by Mortgagee to establish or defend the rights and lien of this Mortgage or to protect the Mortgaged Property or any part thereof, including costs of evidence of title and reasonable attorneys fees, which amounts shall be paid by Mortgagor to Mortgagee upon demand together with interest thereon from the date of payment by Mortgagee at the rate equal to that specified in the Note.

         Section 1.11 Prohibition of Sale, Lease and Mortgage. In the event:

                  (a) Mortgagor sells, leases, conveys, transfers, assigns, further mortgages or encumbers or disposes of the Mortgaged Property or any part thereof, or any interest therein, or agrees to do so, except as otherwise provided in Section 1.06 hereof; or

                  (b) any stock of Mortgagor is sold, conveyed, pledged, transferred or assigned through a merger or consolidation with another corporation; or

whether occurring by voluntary or involuntary act or by operation of law or otherwise, without the written consent of the Mortgagee being first obtained (which consent may be granted or withheld in Mortgagee's sole and absolute discretion), then at the sole option of the Mortgagee, Mortgagee may declare an Event of Default to have occurred under this Mortgage, thereby entitling Mortgagee to exercise any and all rights and remedies available to it as provided in this Mortgage upon the occurrence of an Event of Default; provided, however, that the Mortgagee shall grant its consent to (i) a merger or consolidation by the Mortgagor with another corporation, or (ii) a merger or consolidation of any Subsidiary (as hereinafter defined) of the Mortgagor with the Mortgagor (if the Mortgagor is the surviving corporation) or with a wholly-owned Subsidiary of the Mortgagor, provided that the following conditions are met in their entirety:

                  (a) the surviving entity would be a solvent corporation organized under the laws of any State of the United States of America;

                  (b) such surviving corporation expressly assumes in writing the Mortgagor's duties, obligations and liabilities under this Mortgage, the Note, and all other loan documents executed by Mortgagor in connection with the loan evidenced by the Note, including all covenants herein and therein contained, and such surviving entity shall succeed to and be substituted for the Mortgagor in all said documents with the same effect as if it had been named herein and therein as a party hereto and thereto; and

                  (c) immediately following the merger and after giving effect thereto, (i) no event or condition would exist which, with or without the lapse of time or the giving of notice, or both, would constitute an Event of Default (as hereinafter defined), and (ii) the Consolidated Tangible Net Worth (as hereinafter defined) (calculated as if the "Mortgagor" meant the surviving entity) of the surviving entity and its Subsidiaries would be no less than the Consolidated Tangible Net Worth of the Mortgagor and its Subsidiaries immediately prior to the merger or consolidation.

         For the purposes of this Mortgage, the following terms shall have the following meanings:

         "Subsidiary" or "subsidiaries" shall mean any corporation or corporations at least 80% of the outstanding capital stock of every class of which is hereafter owned, directly or indirectly, by the Mortgagor.

         "Consolidated Tangible Net Worth" shall mean the aggregate amount of stockholders' equity of the Mortgagor and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements furnished to Mortgagee in connection with the loan evidenced by the Note, less the purchase price of acquired businesses in excess of the fair market value of the tangible net assets, other items of goodwill, patents, trademarks, trade names, copyrights, organization expense, treasury stock, unamortized debt discount and expense, any write-up of the value of any assets, and other like intangibles, all determined on a consolidated basis in accordance with generally accepted accounting principles.

         In the event Mortgagor shall request the consent of Mortgagee in accordance with this Section 1.11, Mortgagor shall deliver a written request to Mortgagee together with complete information regarding such a conveyance, lease or encumbrance and shall allow Mortgagee 30 days from the date of receipt thereof for evaluation of such request. Such approval may be subject to or conditioned upon such other modifications of the loan terms as may be deemed necessary or appropriate by Mortgagee in its sole and absolute discretion, including without limitation conditioning such approval on Mortgagor's payment to Mortgagee of a fee therefor in an amount equal to one-quarter of one percent (1/4%) of the then outstanding principal balance of the Note or on Mortgagor's agreement to an increase in the interest rate applicable to the loan evidenced by the Note or otherwise, except that no such fee or increase in the interest rate shall be required with regard to a merger or consolidation meeting the requirements for Mortgagee's consent as set forth herein. Consent as to any one transaction shall not be deemed to be a waiver of the right to require consent to future or successive transactions.

         Section 1.12 Business Loan Representation. Mortgagor represents and warrants to Mortgagee that the loan evidenced by the Note is a business loan transacted solely for the purpose of carrying on the business of Mortgagor and that neither the Mortgaged Property nor any part thereof constitutes the homestead of Mortgagor.

         Section 1.13 Further Representation. Mortgagor further represents and warrants to Mortgagee except as may be disclosed in that certain Phase I Environmental Site Assessment dated August 20, 1991, prepared by Twin City Testing for Mortgagor (the "Report"), to the best of Mortgagor's knowledge there have been no releases of hazardous substances, pollutants or contaminants into or on the Land or emitted from the Land into the air or discharged into any water, including ground waters above, below or on the Land by or on behalf of Mortgagor. Mortgagor acknowledges and agrees that the Land includes real property not covered by the Report and Mortgagor further acknowledges and agrees that the representations and warranties contained in this Mortgage include all of the Land, as defined in this Mortgage. Without limiting the generality of the foregoing, Mortgagor further represents and warrants that to the best of its knowledge (A) the Mortgaged Property complies with all applicable environmental laws, and that no "hazardous substances or wastes" (as defined in any and all applicable federal and state laws) have been generated, stored, buried or disposed of upon, under, or on the Mortgaged Property by or on behalf of Mortgagor or create any violation of or subject the Property to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Super Fund Statute" or "CERCLA"), except for substances or wastes which are used in the ordinary course of Mortgagor's business, provided such substances or wastes are disposed of in accordance with all applicable laws and regulations, (B) no underground storage tanks were or are located on the Mortgaged Property, and (C) no ground water contamination is present.

                                   ARTICLE II

                             INSURANCE AND ESCROWS

         Section 2.01 Insurance. Mortgagor shall procure and keep in full force and effect during the term of this Mortgage, at its sole cost and expense, the following:

                  (a) insurance written by a company having an A rating or better, as reflected in the then current issue of "Best's Insurance Guide", covering the Mortgaged Property against all risks of loss or damage to the Mortgaged Property, including but not limited to loss or damage caused by fire and extended coverage perils, including the cost of debris removal, together with vandalism, malicious mischief, sprinkler leakage, and agreed amount endorsements, and insuring the builder's risk during construction with course of construction endorsement, all in amounts of not less than the full replacement cost of the Buildings;

                  (b) such other insurance covering the Mortgaged Property against loss or damage by other casualties and contingencies (including without limitation boiler explosion insurance) as Mortgagee may from time to time reasonably require but only to the extent such insurance is customary for similar businesses and properties of the type covered hereby, all in such manner and for such amounts as may be satisfactory to Mortgagee;

                  (c) flood insurance in the amount of the loan evidenced by the Note, unless evidence is provided that the Mortgaged Property is not within a 100-year flood plain as defined by the Federal Insurance Administration; and

                  (d) business interruption insurance covering risk of loss due to the occurrence of any hazards described in the foregoing Subsections in an amount and on terms satisfactory to Mortgagee.

         The policy or policies of such insurance shall (i) be written on forms and with insurance companies and contain terms reasonably satisfactory to Mortgagee, (ii) contain deductible limits and co-insurance provisions (which shall in no event be less than 90% of full replacement cost of the Buildings),
(iii) name as the insured parties Mortgagor and Mortgagee as their interests may appear, (iv) be in amounts sufficient to prevent Mortgagor from becoming a co-insurer of any loss thereunder, except as otherwise provided in subparagraph
(ii) above, and (v) bear a mortgagee clause in favor of Mortgagee in form satisfactory to Mortgagee, all with loss proceeds under all such policies to be made payable to Mortgagee to the extent required in section 3.01 herein. At least annually, Mortgagor shall review all insurance coverage covering the Mortgaged Property or otherwise required hereunder with its insurance specialist, disclose to Mortgagee the results and substance of such review and obtain any increase in the amount of such coverage as may be required by Mortgagee to the extent reasonably necessary in light of any material increase in any insurable risk factor, or of any new material insurable risk factor, relating to Mortgagor's business or the Mortgaged Property.

         Mortgagor shall also procure and keep in full force and effect during the term of this mortgage, with insurance companies satisfactory to Mortgagee, comprehensive general public liability insurance covering the liability of Mortgagor for claims for bodily injury, death or property damage occurring on, in or about the Mortgaged Property in such amounts not less than $3,000,000.00 per occurrence for bodily injury and $500,000.00 per occurrence for property damage, the policies of which insurance shall name Mortgagee as an additional insured.

         All required policies of insurance or certificates thereof acceptable to Mortgagee together with evidence of the payment of current premiums therefor shall be delivered to Mortgagee, and Mortgagor shall be obligated to provide evidence to Mortgagee of the payment of premiums as may be required from time to time by Mortgagee. Mortgagor shall, within 30 days prior to the expiration of any such policy, deliver either original policies or certificates of the insurer evidencing the renewal of such insurance together with evidence of the payment of current premiums therefor. All policies shall specifically provide that Mortgagee shall receive 30 days prior written notice from the insurance carrier before cancellation of any such policies. In the event of a foreclosure of this Mortgage or any acquisition of the Mortgaged Property by Mortgagee all such policies and any proceeds payable therefrom, whether payable before or after a foreclosure sale, or during the period of redemption, if any, shall become the absolute property of Mortgagee to be utilized at its discretion. In the event of foreclosure or the failure to obtain and keep any insurance required herein, Mortgagor empowers Mortgagee to effect insurance upon the Mortgaged Property at Mortgagor's expense and for the benefit of Mortgagee in the amounts and types aforesaid for a period of time extending through the time of redemption from foreclosure sale, and if necessary therefore, to cancel any or all existing insurance policies. Mortgagor agrees to furnish Mortgagee copies of all inspection reports and insurance recommendations received by Mortgagor from any insurer.

         Section 2.02 Escrows. If requested by Mortgagee from and after the occurrence of an Event of Default hereunder or under the Note not cured during the applicable cure period,

Mortgagor shall deposit with Mortgagee on the date of such request and on the first day of each and every month thereafter, an amount equal to one-twelfth (l/12th) of the annual taxes, assessments and insurance premiums (the "Charges") due on or relating to the Mortgaged Property as reasonably estimated by Mortgagee on the basis of the most recent ascertainable amount thereof, which amounts shall be deposited in non interest-bearing accounts at or as designated by the Mortgagee. So long as no Event of Default is continuing and acceleration of the Indebtedness has not occurred, from time to time out of such deposits and to the extent such deposits are sufficient Mortgagee will, upon presentation to Mortgagee by Mortgagor of bills therefor, pay the Charges or will upon presentation of receipted bills therefor, reimburse Mortgagor for such payments made by Mortgagor; provided, however, that in the event (a) the deposits on hand are not sufficient to pay all of the Charges when the same become due from time to time, or (b) Mortgagee estimates that the current monthly deposits are less than the estimated monthly amounts necessary to pay the Charges as they become due from time to time, then Mortgagor shall pay to Mortgagee on demand the amount necessary to make up the deficiency, with the excess of any such deposits to be credited to subsequent payments to be made for such items. If an Event of Default, as herein defined, shall occur and be continuing under the terms of this Mortgage or the Note, Mortgagee may, at its option, without being required to do so, apply any deposits on hand to the Indebtedness in such order and manner as Mortgagee may elect. When the Indebtedness has been fully paid any remaining deposits shall be returned to Mortgagor or other person entitled thereto. All deposits are hereby pledged as additional security for the Indebtedness and shall be held for the purposes for which made as herein provided. Such deposits may be held by Mortgagee, or its agent, and may be commingled with other funds of Mortgagee, or its agent, and shall be held without any allowance of interest thereon and shall not be subject to the decision or control of Mortgagor. The enforceability of the covenants relating to taxes and assessments provided in Section 1.08 hereof and the payment of premiums for insurance provided in Section 2.01 hereof shall not be affected except insofar as those obligations have been met by compliance with this Section. Mortgagee may from time to time, at its option, waive, and after such waiver, reinstate any and all of the provisions contained in this Section. While such waiver is in effect, Mortgagor shall pay taxes and assessments and premiums for insurance as herein provided.

                                  ARTICLE III

                      APPLICATION OF INSURANCE AND AWARDS

         Section 3.01 Damage to or Destruction of the Mortgaged Property. Mortgagor shall give Mortgagee prompt notice of any damage to or destruction of the Mortgaged Property or any part thereof, and in case of loss covered by policies of insurance, Mortgagee and Mortgagor jointly shall settle and adjust any claim arising out of such policies and collect and receipt for the proceeds payable therefrom, provided, that Mortgagor may itself adjust and collect for any losses arising out of a single occurrence aggregating not in excess of $100,000. Any expense incurred by Mortgagee in the adjustment and collection of insurance proceeds (including without limitation the cost of any independent appraisal of the loss or damage on behalf of Mortgagee) shall be reimbursed to Mortgagee first out of any proceeds.

         Section 3.02 Condemnation. Mortgagor shall give Mortgagee prompt notice of any action, actual or threatened, in condemnation or eminent domain and hereby assigns, transfers and sets over to Mortgagee the entire proceeds of any award or claim for damages for all or any part of the Mortgaged Property taken or damaged under the power of eminent domain or condemnation. Mortgagee is hereby authorized to intervene in any such action in the name of Mortgagor, to compromise and settle any such action or claim, and to collect and receive from the condemning authorities and give proper receipts and acquittances for such proceeds, provided, that Mortgagor may itself adjust and collect for any award or claim not in excess of $100,000. Any expenses incurred by Mortgagee in intervening in such action or compromising and settling such action or claim, or collecting such proceeds shall be reimbursed to Mortgagee first out of the proceeds.

         Section 3.03 Disbursement of Insurance and Condemnation Proceeds. If
(i) the proceeds from any insurance claim or condemnation award received pursuant to Section 3.01 or 3.02 (after payment of expenses as contemplated by such Sections), together with any monies deposited by Mortgagee in an interest bearing account with Mortgagor for the purposes of restoration or repair as hereinafter set forth are sufficient to repair and restore the Mortgaged Property to substantially the same condition as existed immediately prior to such damage, destruction or condemnation and (ii) there does not then exist an Event of Default which has continued uncured for a period of time sufficient to permit Mortgagee to declare all principal and interest due under the Note immediately due and payable, and (iii) such repair or restoration (when paid for) shall not result in the creation of any lien or encumbrance on the Mortgaged Property, other than Permitted Encumbrances, and (iv) the insurance proceeds, if more than One Hundred Thousand Dollars ($100,000.00), are paid to the Mortgagee and disbursed in accordance with construction loan procedures reasonably satisfactory to Mortgagee to assure lien-free completion of the work, and (v) Mortgagor pays the Mortgagee's reasonable expenses in connection with the foregoing, and (vi) the casualty occurs at least six calendar (6) months prior to the expiration of the term of the loan evidenced by the Note, provided, however, that in the event that the casualty occurs less than six (6) months prior to the expiration of the Loan at a time when mortgagor has the right to extend said term pursuant to the provisions set forth, the casualty shall be deemed to have Occured at least six (6) months prior to the expiration of the term of the Loan if Mortgagor notifies mortgagee in writing within thirty (30) days after the occurrence of the casualty that Mortgagor elects to exercise its rights to extend the Loan, then Mortgagor shall have the right to use such proceeds to repair and restore the Mortgaged Property; provided, however, that if such proceeds exceed one Hundred Thousand Dollars ($100,000.00), Mortgagee shall have the right to approve (which approval shall not be unreasonably withheld or delayed) the plans for such repair and restoration. If at such time Mortgagor has defaulted under its obligations to Mortgagee, but such default has not continued for a period of time sufficient to permit Mortgagee to declare all principal and interest due under the Note immediately due and payable, then Mortgagee shall not apply such casualty proceeds in repayment of the Loan until such time as such default has continued for a period of time sufficient to permit Mortgagee to declare all said principal and interest immediately due and payable. In the event that any insurance or condemnation proceeds in excess of one Hundred Thousand Dollars ($100,000.00) are so applied to the restoration or repair of the Mortgaged Property, the restoration or repair shall be done under the supervision of an architect reasonably acceptable to Mortgagee and pursuant to plans and specifications reasonably approved by Mortgagee and subject to such other terms, provisions, requirements and safeguards as Mortgagee may reasonably require. In the case of any such restoration or repair where the cost thereof is in excess of $100,000.00, the proceeds shall be held by Mortgagee for such purposes and will from time to time be disbursed by Mortgagee to defray the costs of such restoration or repair under such safeguards and controls as Mortgagee may require to assure completion in accordance with the approved plans and specifications and free of liens or claims. Any insurance or condemnation proceeds which are not applied to repair or restoration of the Mortgaged Property and any surplus which may remain after payment of all costs of restoration or repair may at the option of Mortgagee be applied to reduction of that portion of the Indebtedness (but without any prepayment penalty) then most remotely to be paid, whether due or not, or returned to Mortgagor or other person entitled thereto, the choice of application to be solely at the discretion of Mortgagee.

         In exercising its rights under this Article III, except where a determination is specifically subject to Mortgagee's sole discretion, Mortgagee agrees that its determinations shall be subject to a standard of reasonableness.

                                   ARTICLE IV

                                LEASES AND RENTS

         Section 4.01. Mortgagor to Comply with Leases. Mortgagor shall, at its own cost and expense, (a) perform, comply with and discharge all of the obligations of Mortgagor under any leases or agreements for the use of the Mortgaged Property or any part thereof, (b) use its best efforts to enforce or secure the performance of each obligation and understanding of the respective tenants under any such leases, and (c) appear in and defend, any action or proceeding arising out of or in any manner connected with Mortgagor's interest in any leases of the Mortgaged Property or any part thereof. Mortgagor shall permit no surrender nor assignment of any tenant's interest under said leases unless the right to assign or surrender is expressly reserved under the lease. Mortgagor shall not anticipate any installment of rent for more than one (1) month in advance of its due date, nor execute any mortgage or create or permit a lien which may be or become superior to any such leases, nor permit a subordination of any lease to such mortgage or lien. Mortgagor shall not modify or amend the terms of any such leases, nor borrow against or pledge the rentals from such leases nor exercise or waive any default of the tenant thereunder without the prior written consent of the Mortgagee.

         Section 4.02. Mortgagee's Right to Perform Under Leases. In the event Mortgagor fails to perform, comply with or discharge any obligations of Mortgagor under any lease or should Mortgagee become aware of or be notified by any tenant under any lease of a failure on the part of Mortgagor to so perform, comply with or discharge its obligations under said lease, Mortgagee may, but shall not be obligated to, and without demand upon Mortgagor, and without waiving or releasing Mortgagor from any obligation contained in this Mortgage, remedy such failure. Mortgagor shall pay to Mortgagee upon demand all sums incurred by Mortgagee in remedying any such failure together with interest from the date of advance by Mortgagee at the rate equal to that as specified in the Note. No such advance shall be deemed to relieve Mortgagor from any default hereunder.

         Section 4.03. Assignment of Leases and Rents. As additional security for the Payment of the Indebtedness, Mortgagor does hereby bargain, sell, assign and transfer unto Mortgagee, its successors and assigns, all of the leases and other agreements for use or occupancy whether written or verbal, which now or hereafter may affect the Mortgaged Property, or any part thereof (each singly a "Lease" and collectively, the "Leases"), during the term of this Mortgage and all of the rents, profits, and other income of any kind now due and which may hereafter become due under or by virtue of the Leases (the "Rents"), whether presently existing or entered into at any time during the term of this Mortgage, whether before or after foreclosure or during the period of redemption. It is the expressed intention of Mortgagor and Mortgagee to establish an absolute transfer and assignment of all such Leases and all of the Rents unto Mortgagee, its successors and assigns, and Mortgagor does hereby appoint irrevocably Mortgagee its true and lawful attorney in its name and stead, which appointment is coupled with an interest, to collect all of said rents, profits and other income; provided that, unless and until an Event of Default, as herein defined, occurs under this Mortgage, Mortgagor shall have the right to collect and retain said Rents.

         In the event that any Leases exist, Mortgagor agrees that upon or at any time after (i) the occurrence of an Event of Default hereunder, under the Note or under any separate Assignment of Leases and Rents ("Assignment") securing the Note or under any other document evidencing and or securing the Note (each such document, including the Note, this Mortgage and the Assignment is singly a "Loan Document" and collectively, the "Loan Documents"), or (ii) the first publication of notice of sale for the foreclosure of this Mortgage pursuant to Minnesota Statutes, Chapter 580, or (iii) the commencement of an action to foreclose this Mortgage pursuant to Minnesota Statutes, Chapter 581, or (iv) the commencement of any period of redemption after foreclosure of this Mortgage, Mortgagee shall, in any such event, and at any such time, upon application to the District Court in the county where the Mortgaged Property or any part thereof is located, by an action separate from the foreclosure under Chapter 580, in the foreclosure action under Chapter 581 or by independent action (it being understood and agreed that the existence of a foreclosure under Chapter 580 or a foreclosure action under Chapter 581 is not a prerequisite to any action for a receiver hereunder), be entitled to the appointment of a receiver for the Rents, whether before or after foreclosure, or during the full statutory period of redemption, if any, upon a showing that Mortgagor has breached, beyond the expiration of any applicable cure period, any covenant contained in this Mortgage, the Note, the Assignment or any other Loan Document, including, without limitation, any covenant relating to any of the following:

                  (1) Repayment of Tenant security deposits, with interest thereon, as required by Minnesota Statutes, Section 504.20, if applicable;

                  (2) Payment when due of prior or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for payment of the same;

                  (3) Payment when due of premiums for insurance of the types required hereby, or the periodic escrow for payment of the same; or

                  (4) Keeping of the covenants required of a lessor or licensor pursuant to Minnesota Statutes, Section 504.18, Subdivision 1, if applicable.

Mortgagee shall be entitled to the appointment of such a receiver without regard to waste, adequacy of the security or solvency of Mortgagor. The court shall determine the amount of the bond to be posted by the receiver. The receiver, who shall be an experienced property manager, shall collect (until the Indebtedness is paid in full and, in the case of a foreclosure sale, during the entire redemption period, if any) the Rents, manage any portion of the Mortgaged Property subject to any Lease so as to prevent waste, execute leases of such portion within or beyond the period of the receivership, if approved by the court, and apply all Rents, collected by him in the following order:

                  (a) to payment of all reasonable fees of the receiver, if any, approved by the court;

                  (b) to the items listed in clauses (1) through (4) above (to the extent applicable) in the priority as numbered;

                  (c) to expenses for normal maintenance, operation and management of the portions of the Mortgaged Property subject to any Lease, including but not limited to Mortgagee's out-of-pocket costs and all other costs and expenses which Mortgagee is entitled to pay or incur pursuant to the Assignment; and

                  (d) the balance to Mortgagee to be credited, prior to commencement of foreclosure, against the Indebtedness, in such order as Mortgagee may elect, or to be credited, after commencement of foreclosure, to the amount required to be paid to effect a reinstatement prior to foreclosure sale, or to be credited, after a foreclosure sale, to any deficiency and then to the amount required to be paid to effect a redemption, pursuant to Minnesota Statutes, Sections 580.30, 580.23, 581.10, 582.032, 581.32, or their successors, as the case may be, with any excess to be paid to Mortgagor, its successors or assigns to the extent permitted by applicable law; provided, however, that if this Mortgage is not reinstated nor the Mortgaged Property redeemed, as and during the times provided by said Sections 580.30, 580.23, 581.10, 582.032 or 582.32 or their successors, the entire amount received pursuant hereto, after deducting therefrom the amounts applied by Mortgagee to any deficiency, shall be the property of the purchaser of the Mortgaged Property at the foreclosure sale, together with all or any part of the Mortgaged Property acquired through foreclosure. The receiver shall file periodic accountings as the court determines are necessary and a final accounting at the time of his discharge. Mortgagee shall have the right, at any time and without limitation, as provided in Minnesota Statutes, Section 582.03, to advance money to the receiver to pay any part or all of the expenses which the receiver should otherwise pay, if cash were available from the Mortgaged Property, and all sums so advanced, with interest at the rate then payable under the Note, shall be a part of the sum required to be paid to redeem from any foreclosure sale. Said sums shall be proved by the affidavit of Mortgagee, its agent or attorney, describing the expenses for which the same were advanced and describing the Mortgaged Property, which must be filed for record in the office where this Mortgage is recorded, and a copy thereof shall be furnished to the sheriff and the receiver at least ten (10) days before the expiration of any period of redemption.

         Upon the happening of any of the events set forth above, or during any period of redemption after foreclosure sale, and prior to the appointment of a receiver as hereinbefore provided, Mortgagee shall have the right to collect the Rents and apply the same in the manner hereinbefore provided for the application thereof by a receiver. The rights set forth in this Section shall be binding upon the occupiers of the Mortgaged Property from the date of filing by Mortgagee in the office where this Mortgage is recorded, in the county in which the Mortgaged Property is located, of a notice of default in the terms and conditions of this Mortgage beyond the expiration of any applicable cure period and service of a copy of the notice upon the occupiers of the Mortgaged Property. Enforcement hereof shall not cause Mortgagee to be deemed a mortgagee in possession, unless it elects in writing to be so deemed. For the purpose aforesaid, Mortgagee may enter and take possession of any portion of the Mortgaged Property subject to any Lease, manage and operate the same and take any action which, in Mortgagee's judgment, is necessary or proper to conserve the value of such portion of the Mortgaged Property. Mortgagee may also take possession of, and for these purposes use, any and all of the Property contained in such portion of the Mortgaged Property.

         The costs and expenses (including any receiver's fees and attorney's fees) incurred by Mortgagee pursuant to the powers herein contained shall be immediately reimbursed by Mortgagor to Mortgagee on demand, shall be secured hereby and shall bear interest from the date incurred at the rate then payable under the Note. Mortgagee shall not be liable to account to Mortgagor for any action taken pursuant hereto, other than to account for any Rents actually received by Mortgagee.

                                   ARTICLE V

                            UNIFORM COMMERCIAL CODE

         Section 5.01. Security Agreement; Fixture Filing. This Mortgage shall constitute a security agreement as defined in the Minnesota Uniform Commercial Code, Minnesota Statutes, Chapter 336 and all acts amendatory thereof and any similar or replacement statute hereafter enacted (the "Code"), and, as to those items described in this Mortgage that are or are to become fixtures related to the real estate mortgaged herein, it is intended as to those items that this Mortgage shall be effective as a financing statement filed as a fixture filing from the date of its filing in the real estate records of the County where the Mortgaged Property is situate. A carbon, photographic or other reproduction of this Mortgage may also be filed as a financing statement. The name of the record owner of said real estate is the Mortgagor as set forth in page one of this mortgage. Information concerning the security interest created by this instrument may be obtained from Mortgagee, as secured party, at its address as set forth in page one of this Mortgage. The address of Mortgagor, as debtor, is as set forth in page one of this Mortgage. Mortgagor's federal tax identification number is 41-0974681. This document covers goods which are or are to become fixtures. The fixtures Revenues and Income, and Plans, Licenses and Permits are sometimes herein collectively called the "Collateral".

         Section 5.02. Additional Agreements. Mortgagor agrees that:

                  (a) if notice to any party of the intended disposition of the Collateral is required by law, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Mortgagee;

                  (b) Mortgagor will from time to time provide Mortgagee, upon request (but not more than once in any three-year period), with itemizations of all such Collateral;

                  (c) all fixtures comprising the Collateral are, and at all times and for all purposes and in all proceedings both legal or equitable shall be regarded as part of the real property mortgaged hereunder irrespective of whether such item is physically attached to the real property or any such item is referred to or reflected in a financing statement; and

                  (d) Mortgagor shall give advance written notice of any proposed change in Mortgagor's name, identity or structure and will execute and deliver to Mortgagee prior to or concurrently with such change all additional financing statements that Mortgagee may require to establish and perfect the priority of Mortgagee's security interest.

                                   ARTICLE VI

                          CERTAIN RIGHTS OF MORTGAGEE

         Section 6.01 Right to Cure Default. If Mortgagor shall fail to comply with any of the terms, covenants, agreements or conditions of this Mortgage or the Note, Mortgagee may, but shall not be obligated to, upon prior written notice to Mortgagor and the expiration of any applicable cure period and without waiving or releasing Mortgagor from any obligation in this Mortgage contained, remedy such failure, and Mortgagor agrees to pay upon demand all sums incurred and the cost of performance by Mortgagee in remedying any such failure together with interest on all such sums and the costs of such performance from the date of such advance and performance at the rate equal to that specified in the Note. All such sums and costs, together with interest as aforesaid, shall constitute a portion of the Indebtedness, but no such advance or performance shall be deemed to relieve Mortgagor from any failure hereunder.

         Section 6.02 No Claim Against Mortgagee. Nothing contained in this Mortgage shall constitute a consent or request by Mortgagee, express or implied, for the performance of any labor or services or for the furnishing of any materials or other property in respect of the Mortgaged Property, or any part thereof, nor as giving Mortgagor or any party in interest with Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would create any personal liability against Mortgagee in respect thereof or would permit the making of any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien of this Mortgage.

         Section 6.03 Inspection. Mortgagor shall permit Mortgagee's authorized representatives to enter the Mortgaged Property at reasonable times and upon 48 hours notice for the purpose of inspecting the same; however, Mortgagee shall have no duty to make such inspections and shall not incur any liability or obligation for making or not making any such inspections. If Mortgagee makes any such inspection, Mortgagee shall not interfere with Mortgagor's business operations and shall execute a confidentiality agreement in a form then customarily used by Mortgagor.

         Section 6.04 Waivers; Releases; Resort to Other Security. Without affecting the liability of any party liable for payment of the Indebtedness or performance of any obligation contained herein, and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, Mortgagee may, at any time, and without notice to or the consent of Mortgagor or any party in interest with the Mortgaged Property or the Note (a) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation herein, (b) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof, (c) accept any additional security, (d) release or otherwise deal with any property, real or personal, including any or all of the Mortgaged Property, including making partial releases of the Mortgaged Property; or (e) resort to any security agreements, pledges, contracts of guarantee, assignments of rents and leases or other securities, and exhaust any one or more of said securities and the security hereunder, either concurrently or independently and in such order as it may determine.

         Section 6.05 Rights Cumulative. Each right, power or remedy herein conferred upon Mortgagee is cumulative and in addition to every other right, power or remedy, express or implied, now or hereafter arising, available to Mortgagee, at law or in equity, or under the Code, or under any other agreement, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by Mortgagee and shall not be a waiver of the right to exercise at any time thereafter any other right, power or remedy. No delay or omission by Mortgagee in the exercise of any right, power or remedy arising hereunder or arising otherwise shall impair any such right, power or remedy or the right of Mortgagee to resort thereto at a later date or be construed to be a waiver of any default or Event of Default, as herein defined, under this Mortgage or any of the Loan Documents.

         Section 6.06 Subsequent Agreements. Any agreement hereafter made by Mortgagor and Mortgagee pursuant to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance.

         Section 6.07 Waiver of Appraisement, Homestead, Marshaling. Mortgagor hereby waives to the full extent lawfully allowed the benefit of any homestead, appraisement, evaluation, stay and extension laws now or hereinafter in force. Mortgagor hereby waives any rights available with respect to marshaling of assets and Mortgagee shall not be required to separately sell any portion of the Mortgaged Property, and Mortgagee shall not be required to exhaust its remedies against a specific portion of the Mortgaged Property before proceeding against the other. Mortgagor does hereby expressly consent to and authorize the sale of the Mortgaged Property or any part thereof as a single unit or parcel or in such other manner as Mortgagee may determine.

                                  ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES


         Section 7.01 Events of Default. It shall be an "Event of Default" under this Mortgage if:

                  (a) Mortgagor or any guarantor or surety or a maker of the Note shall fail to pay any principal of the Note, any prepayment premium (if applicable) or interest on the Note, any other amount of money required to be paid pursuant to the Note, or any other portion of the Indebtedness when and as the same becomes due, whether at the stated maturity or at a date fixed for any installment payment or any accelerated payment date or otherwise and such failure shall continue for ten days after written notice thereof; or

                  (b) Mortgagor shall fail to comply with or perform any other term, covenant, agreement or condition of the Note, this Mortgage, or any other document or instrument securing the payment of the Note and such failure is not cured prior to the expiration of thirty (30) days following written notice of such failure delivered by Mortgagee to Mortgagor; or

                  (c) Mortgagee shall declare an Event of Default pursuant to and in accordance with Section 1.11 hereof; or

                  (d) Mortgagor or any maker, guarantor or surety of the Note shall:

                           (i) file a petition under any chapter of the
                  Bankruptcy Reform Act of 1978 (the "Bankruptcy Act") or any similar law, state or federal, whether now existing or hereafter enacted; or

                           (ii) in any involuntary bankruptcy case commenced
                  against any of them: (a) fail to file an answer within the time prescribed by the Bankruptcy Act, (b) file an answer admitting that it or he is generally not paying its or his debts as such debts become due, (c) fail to obtain a dismissal of such case within sixty (60) days of its commencement, (d) convert the case from one chapter of the Bankruptcy Act to another chapter of the Bankruptcy Act, or (e) be the subject of an order for relief in such bankruptcy case; or

                           (iii) have a "custodian", as that term is defined in
                  the Bankruptcy Act, appointed for it or him, or consent to such appointment, or have any Court take jurisdiction of its or his property, or any material portion thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution, or liquidation, if such custodian shall not be discharged or if such jurisdiction shall not be relinquished, vacated or stayed on appeal within sixty (60) days of the appointment; or

                           (iv) make an assignment for the benefit of its or his
                  creditors; or

                  (e) Mortgagor shall be dissolved, liquidated or wound up, except in connection with a bona fide corporate reorganization pursuant to which the surviving corporation assumes all of Mortgagor's obligations under the Note and this Mortgage, or any guarantor or surety of the Note shall die; or

                  (f) any representation or warranty made by Mortgagor in this Mortgage or made in connection with the execution and delivery of this Note and this Mortgage, or the making of any loans evidenced thereby or secured hereby shall be incorrect or untrue in any material respect when made; or

                  (g) An Event of Default shall occur under the Note or instrument securing the obligations evidenced by any Note.

         Section 7.02 Certain Remedies; Acceleration, Prepayment Premium and Foreclosure. If an Event of Default shall occur, Mortgagee may, in addition to all other rights and remedies permitted it under the Note, immediately declare the entire unpaid principal balance of the Note, together with all other portions of the Indebtedness to be immediately due and payable and thereupon all such unpaid principal balance of the Note, together with all accrued interest thereon, prepayment premium and all other portions of the Indebtedness evidenced thereby and secured hereby shall be and become immediately due and payable. Mortgagor expressly agrees that the term "Indebtedness" subject to and payable upon acceleration pursuant to this Section 7.02 shall include without limitation any prepayment premium applicable to the Note, whether the payment thereof is occasioned by the occurrence of an Event of Default hereunder, Mortgagee's exercise of its rights under this Section or otherwise.

         If an Event of Default shall occur, then in every such case Mortgagee may (a) proceed to protect and enforce its rights by a suit or suits in equity or at law, either for the specific performance of any term, covenant, agreement or condition contained herein or in the Note or in aid of the execution of any power herein or therein granted for collection of the Note or the Indebtedness or for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy, and/or (b) foreclose this Mortgage; and Mortgagor hereby authorizes and fully empowers mortgagee to foreclose the lien of this Mortgage by judicial proceedings in the manner prescribed by applicable law, or by advertisement with full authority to sell the Mortgaged Property at public auction and convey the same to the purchaser in fee simple all in accordance with and in any manner prescribed by law, and out of the proceeds arising from sale and foreclosure to retain the principal of the Note and interest on the Note and all other portions of the Indebtedness together with all such sums of money as Mortgagee shall have expended or advanced pursuant to this Mortgage or pursuant to statute together with interest thereon as herein provided and all costs and expenses of such foreclosure, including lawful attorneys' fees, with the balance, if any, to be paid to the persons entitled thereto by law. In case of any sale of the Mortgaged Property, or any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage, Mortgagee may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to deliver and use the Note and any claims for interest and prepayment premium matured and unpaid thereon, together with all other portions of the Indebtedness, in order that there may be credited as paid on the purchase price the sum then due under the Note (including the principal of the Note and prepayment premium and interest thereof) and all other portions of the Indebtedness.

         Section 7.03 Receiver. If an Event of Default shall occur, Mortgagee shall be entitled as a matter of right without notice and without giving bond and without regard to the solvency or insolvency of the Mortgagor, or waste of the Mortgaged Property or adequacy of the security of the Mortgaged Property, to apply for the appointment of a receiver in accordance with the statutes and law made and provided for, who shall have all the rights, powers and remedies as provided by such statute or law, including, without limitation, the rights of a receiver pursuant to Minn. Stat. ss.576.01, as the same may be amended and who shall from the date of his appointment through any applicable period of redemption collect the rents, profits and all other income of any kind; manage the Mortgaged Property so to prevent waste; execute leases within or beyond the period of the receivership; perform the terms of this Mortgage and apply the rents, profits and other income to the payment of the expenses enumerated in Minn. Stat. ss.576.01, subd. 2 in the priority mentioned therein and to all expenses for the normal maintenance of the Mortgaged Property and to the costs and expenses of the receivership and to the payment of the Indebtedness in such order and manner as Mortgagee may elect and as further provided in any assignment of rents executed by Mortgagor or Mortgagee (whether contained in this Mortgage or in a separate instrument).

         Section 7.04 Rights Under Uniform Commercial Code. In addition to the rights available to a mortgagee of real property, Mortgagee shall also have all the rights, remedies and recourse available to a secured party under the Code including the right to proceed under the provisions of the Code governing default as to any Collateral which may be included in the Mortgaged Property or which may be deemed non-realty in a foreclosure of this Mortgage or to proceed as to such Collateral in accordance with the procedures and remedies available pursuant to a foreclosure of real estate.

         Section 7.05 Right to Discontinue Proceeding. In the event Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under this Mortgage and shall thereafter elect to discontinue or abandon the same for any reason, Mortgagee shall have the unqualified right to do so and in such event Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness. This Mortgage, the Mortgaged Property and all rights, remedies and recourse of Mortgagee shall continue as if the same had not been invoked.

         Section 7.06 Acknowledgment of Waiver of Hearing Before Sale. Mortgagor understands and agrees that it an Event of Default occurs under the terms of this Mortgage, Mortgagee has the right, inter alia, to foreclose this Mortgage by advertisement pursuant to Minnesota Statutes, Chapter 580, as hereafter amended, or pursuant to any similar or replacement statute hereafter enacted; that if Mortgagee elects to foreclose by advertisement, it may cause the Mortgaged Property, or any part thereof, to be sold at public auction; that notice of such sale must be published for six (6) successive weeks at least once a week in a newspaper of general circulation and that no personal notice is required to be served upon Mortgagor. Mortgagor further understands that in the event of such default Mortgagee may also elect its rights under the Code and take possession of the Collateral, or any part thereof, and dispose of the same by sale or otherwise in one or more parcels provided that at least ten (10) days' prior notice of such disposition must be given all as provided for by the Code, as hereafter amended or by any similar or replacement statute hereafter enacted. Mortgagor further understands that under the Constitution of the United States and the Constitution of the State of Minnesota it may have the right to notice and hearing before the Mortgaged Property may be sold and that the procedure for foreclosure by advertisement described above does not insure that notice will be given to Mortgagor and neither said procedure for foreclosure by advertisement nor the Code requires any hearing or other judicial proceeding. MORTGAGOR HEREBY RELINQUISHES, WAIVES AND GIVES UP ANY CONSTITUTIONAL RIGHTS IT MAY HAVE TO NOTICE AND HEARING BEFORE NONJUDICIAL SALE OF THE MORTGAGED PROPERTY AND EXPRESSLY CONSENTS AND AGREES THAT THE MORTGAGED PROPERTY MAY BE FORECLOSED BY ADVERTISEMENT AND THAT THE COLLATERAL MAY BE DISPOSED OR PURSUANT TO THE CODE, ALL AS DESCRIBED ABOVE. MORTGAGOR ACKNOWLEDGES THAT IT IS REPRESENTED BY LEGAL COUNSEL; THAT BEFORE SIGNING THIS DOCUMENT THIS SECTION AND MORTGAGOR'S CONSTITUTIONAL RIGHTS WERE FULLY EXPLAINED BY SUCH COUNSEL AND THAT MORTGAGOR UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS WAIVED HEREBY AND THE EFFECT OF SUCH WAIVER.

                                  ARTICLE VIII

                              FINANCIAL COVENANTS

         Section 8.01. Financial Statements. Mortgagor shall furnish Mortgagee quarterly statements of Mortgagor's financial condition within sixty (60) days after the end of each of Mortgagor's fiscal quarters. Within ninety (90) days after each fiscal year, Mortgagor shall provide Mortgagee with audited financial statements for Mortgagor, including a balance sheet and a statement of income and expenses, for the immediately preceding fiscal year. All information so submitted shall be in the same form as submitted to the Securities and Exchange Commission.

         Section 8.02 Additional information. Following Mortgagee's reasonable request, Mortgagor shall furnish to Mortgagee additional financial information in the form generated by mortgagor in the ordinary course of business; provided, that, Mortgagor shall not be obligated to provide an information which it is prohibited by law, code, statute or regulation from providing (or for which it would be subject to penalty or liability to shareholders or any other party for providing) and, provided, further, that Mortgagor shall have the right to require that Mortgagee execute a confidentiality agreement in standard form prior to Mortgagor providing any such information which constitutes confidential information.

         Section 8.03 Costs. The cost of providing the financial information required in Sections 8.01 and 8.02 shall be the sole responsibility of Mortgagor.

                                   ARTICLE IX.

                                 MISCELLANEOUS

         Section 9.01 Choice of Law. This Mortgage is made and executed under the laws of the State of Minnesota and shall be governed by the laws of said State.

         Section 9.02 Change of Ownership. In the event that the ownership of the Mortgaged Property becomes vested in a person or persons other than Mortgagor, Mortgagee may continue to deal with Mortgagor without any obligation to deal with such successor or successors in interest with reference to this Mortgage and the Indebtedness until notified of such vesting and approval of such successor or successors in accordance with the terms of Section 1.11 hereof. Upon such notification, Mortgagee may thereafter deal with such successor in place of Mortgagor without any obligation to thereafter deal with Mortgagor and without waiving any liability of Mortgagor hereunder or under the Note. Mortgagor shall give immediate written notice to Mortgagee of any conveyance, transfer or change of ownership of the Mortgaged Property but nothing in this Section contained shall constitute the consent of Mortgagee to any such conveyance, transfer or change or negate any provisions elsewhere in this Mortgage giving Mortgagee the right to declare the entire unpaid balance of the Indebtedness immediately due and payable.

         Section 9.03 Successors and Assigns. This Mortgage and each and every term, covenant, agreement, condition and other provision hereof shall be binding upon Mortgagor and its successors and assigns including without limitation each and every from time to time record owner of the Mortgaged Property or any other person having an interest therein, shall run with the land and shall inure to the benefit of Mortgagee and its successors and assigns. As used herein the words "successors and assigns" shall also be deemed to include the heirs, representatives, administrators and executors of any natural person who is a party to this Mortgage.

         Section 9.04 Unenforceability of Certain Clauses. The unenforceability or invalidity of any provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid.

         Section 9.05 Captions and Headings. The captions and headings of the various sections of this Mortgage are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

         Section 9.06 Notice. Any notice which any party hereto may desire or may be required to give to any other party shall be in writing and the mailing thereof by certified mail to their respective addresses as set forth in page one of this Mortgage, or to such other places any party hereto may hereafter by notice in writing designate, shall constitute service of notice hereunder. Any notice, if mailed properly addressed, shall be deemed given on the second business day after the placing thereof in the United States mail, postage prepaid; any notice given in person or by Federal Express or similar service shall be deemed given upon receipt.

         Section 9.07 Costs and Expenses. Mortgagor agrees to reimburse Mortgagee upon demand for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel to Mortgagee) in connection with Mortgagee's enforcement of the obligations of Mortgagor hereunder or under the Note or any other document executed and delivered in connection therewith, whether or not suit is commenced including, without limitation, attorneys' fees and legal expenses in connection with any appeal of a lower court's order or judgment.

         Section 9.08 Entire Agreement; Amendments. This Mortgage represents the entire agreement of the parties with respect to the subject matter covered hereby and may not be modified in any respect except by written agreement signed by all parties hereto.

         IN WITNESS WHEREOF, Mortgagor has caused these presents to be executed as of the date first above written.

                                             GRIST MILL CO.

                                             By: /s/ Daniel J. Kinsella
                                                 ------------------------------
                                                 Its:
                                                      -------------------------

                                                       Daniel J. Kinsella
                                                          Grist Mill Co
                                                         Vice President
                                                    Chief Financial Officer


STATE OF MINNESOTA       )
                         ) ss:
COUNTY OF HENNEPIN       )


         The foregoing instrument was acknowledged before me this 29th day of May, 1997, by Daniel J. Kinsella, the Vice President and Chief Financial Officer of Grist Mill Co., a Delaware corporation.

                                            /s/ A. L. Reichow
                                            ------------------------------
                                            Notary Public


                                            STAMP: A. L. Reichow
                                            NOTARY PUBLIC - MINNESOTA
                                            My Commission Expires Jan. 31, 2000


This instrument prepared by:
Fabyanske, Svoboda, Westra & Hart, P.A.
920 Second Avenue South #1100
Minneapolis, MN 55402
(612) 338-0115

                                    EXHIBIT A

                               Legal Description

Lots 1, 2 and 3, Block 1, Grist Mill Second Addition, according to the recorded plat thereof on file and of record in the office of the County Recorder, Dakota County, Minnesota.

                                    EXHIBIT B

                             PERMITTED ENCUMBRANCES

1. Real estate taxes and installments of special assessments due and payable therewith payable in October 1997 and thereafter.

2. Drainage and utility easement(s) as shown on the recorded plat of Airlake Industrial Park First Addition, Airlake Industrial Park Second Addition, Grist Mill Addition and Grist Mill Second Addition.

3. Declaration of Restrictions, Covenants and Conditions dated November 11, 1982, filed of record December 14, 1982, as Document No. 613201.

4. Declaration of Restrictions, Covenants and Conditions dated November 27, 1985, filed of record December 16, 1985, as Document No. 710719.

5. Easement for transmission line in favor of Cooperative Power Association as contained in Easement dated February 10, 1981, filed of record February 12, 1981, as Document Nos. 576464 and 576465.

6. Conditional Use Permit filed of record November 23, 1987, as Document No. 816510.

7.       Conditional Use Permit filed of record July 3, 1985, as Document
         No. 692136.

8. Amended and Restated Encroachment License dated October 20, 1987, filed of record October 20, 1987, as Document No. 811530.

9. Development Contract dated August 20, 1996, filed of record October 23, 1996, as Document No. 1383552.

10. Development Contract dated August 20, 1996, filed of record November 15, 1996, as Document No. 1387996.

11. Declaration of Restrictions, Covenants and Conditions dated August 14, 1996, filed of record November 15, 1996, as Document No. 1387997.

12. Declaration of Easement dated August 20, 1996, filed of record November 15, 1996, as Document No. 1387998.

[LOGO]
COMMONWEALTH                                                   COMMITMENT FOR
                                                               TITLE INSURANCE
COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                   Schedule A

1. Effective Date: May 8, 1997, at 8:00 A.M.         File No. 40903C

2. Policy or Policies to be issued:                      Amount:

   (a) [ ] ALTA Owner Policy - 1992                      Not Applicable

   Proposed Insured:  Not Requested

   (b) [X] ALTA Loan Policy - 1992                       $5,900,000.00

Proposed Insured:   Commerce Mortgage Company, a division of Commerce Financial
                    Group, Inc., and/or successors and assigns

3. The estate or interest in the land described or referred to in the Commitment and covered herein is fee simple and is at the effective date hereof vested in:

   Grist Mill Co., a Delaware corporation

4. The land referred to in this Commitment is situated in the County of Dakota, State of Minnesota, and is described as follows:

   Lots 1, 2, and 3, Block l, Grist Mill Second Addition

   Note for Information: Property is Abstract




BA
For further information regarding this Commitment please contact Diana Siebenaler, Laurel A. Forrest, Judy Keiser, Gayle Hudak or Linda K. Peterson at
(612) 227-8571.

Countersigned: /s/  illegible
               ------------------------------------------
                             Authorized Officer

ALTA Commitment             Issued by: Commonwealth Land Title Insurance Company
Schedule A
Valid Only if Schedule 3 and Cover Are Attached